Exhibit 99.1

Contact:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

650 837 7565

fkarbe@exelixis.com

Charles Butler

Director

Corporate Communications

Exelixis, Inc.

650 837 7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

SOUTH SAN FRANCISCO, Calif. – September 27, 2006 — Exelixis, Inc. (Nasdaq: EXEL) announced today that it is offering to sell, subject to market and other conditions, 9,000,000 shares of its common stock pursuant to an effective shelf registration statement in an underwritten public offering. Exelixis also intends to grant the underwriters a 30-day option to purchase up to an additional 1,350,000 shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by Exelixis.

Goldman, Sachs & Co. is acting as the sole book-running manager for the offering. Cowen and Company, LLC is acting as the joint lead manager and Banc of America Securities LLC and Piper Jaffray & Co. are acting as co-managers for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained by sending a request to Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Fax: (212) 902-9316 or Email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Exelixis

Exelixis, Inc. is a biotechnology company dedicated to the discovery and development of novel therapeutics that will potentially enhance the care and lives of patients with cancer and other serious diseases.